Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-199225 and 333-202532 on Form S-8 of our reports dated February 24, 2016, relating to the consolidated financial statements of HubSpot, Inc. and subsidiaries and the effectiveness of HubSpot Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of HubSpot, Inc. and subsidiaries for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 24, 2016